HOMECORP, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER AND
DECLARATION OF A 3 FOR 2 STOCK SPLIT

Rockford, Illinois, April 22, 1997 - HomeCorp, Inc. (NASDAQ:HMCI), the parent company for HomeBanc, fsb today reported earnings of $384,767 or $.32 per share for the first quarter ended March 31, 1997, up 8.2% from $355,536 or $.30 per share in the first quarter last year. Earnings gains for the first quarter resulted in large part from increases in core banking activity as well as improvement in real estate development operations.

Net interest income and the Bank's net interest margin increased when compared to the year earlier quarter. Net interest income increased 5.85% over the first quarter last year. The net interest margin increased to 3.12% during the first quarter from 2.90% during the first quarter of last year.

The continued expansion of our core banking activities also contributed to an 18.5% increase in loan fees and service charges over the corresponding period last year. Loan fees and service charges totaled just over $470,000 during the first quarter compared to $397,000 during the same prior year period.

Income from real estate development totaled $61,089 during the first quarter as a result of continuing sales of property in our real estate ventures. This is consistent with the Company's ongoing plan to reduce its involvement in real estate development activities.

The Bank's continued focus on growth in our core banking business resulted in increased volumes in both consumer and commercial loan originations during the first quarter. Checking account relationships increased 2% and checking balances reflected this increased activity.

Real estate owned remained virtually unchanged during the quarter.

The provision for loan losses made during the quarter, net of charge-offs, brings the total allowance for possible loan losses to approximately $1,625,000 at March 31, 1997, equal to .61% of net loan receivable as of that date.

The Company had total assets of $336.4 million and total deposits of $310.6 million and net loans receivable of $259.8 million at March 31, 1997. Stockholders' Equity at March 31, 1997 was $21.2 million representing a book value of $18.78 per share.

The Bank's suit in the United States Court of Federal Claims against the United States for breach of contract with regard to the utilization of the supervisory goodwill as capital created when the Bank acquired failing institutions in the 1980's, continues to be stayed. HomeBanc, along with others, is awaiting notice from the court of its order of priority for scheduling hearings of these claims.

Mr. C. Steven Sjogren, HomeCorp President and CEO, announced that the Board of Directors declared a split of the Corporation's common stock payable on or about May 30, 1997, to shareholders of record on May 9, 1997. Under the terms of the stock split, HomeCorp shareholders will receive one (1) additional share for every two (2) shares held on the record date.

Fractional shares created by the stock split will be paid in cash based upon the price of the Corporation's stock on May 9, 1997, as adjusted for the stock split. Mr. Sjogren added that "the Board's action will increase the number of shares of HomeCorp's stock outstanding, making it easier for small investors to purchase stock."

HomeCorp, Inc. is the holding company for HomeBanc, fsb which operates ten offices in Rockford, Loves Park, CherryVale, Freeport, and Dixon, Illinois. HomeCorp's shares are traded on the NASDAQ/National Market System, using the symbol HMCI.


SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                               03/31/97       12/31/96
                                             ------------   ------------
Selected Balance Sheet Data:
   Total Assets                              $336,447,035   $335,824,474
   Loans Receivable, Net                      259,846,870    259,139,564
   Loans Held for Sale                          1,753,608      1,872,513
   Mortgage-Backed Securities                  18,037,914     18,858,630
   Investment Securities                        5,501,839      5,502,353
   Securities Held For Sale                    12,717,076     12,496,885
   Investment in Real Estate Dev.               5,062,106      5,094,960
   Deposits                                   310,583,780    311,754,446
   Stockholders' Equity                      $ 21,196,002   $ 20,858,256

   Book Value Per Share *                          $18.78         $18.48
   Book Value Per Share-Fully Diluted              $17.91         $17.73
   Stockholders' Equity
      to Total Assets                                6.30%          6.21%

* 1,128,779 Shares Outstanding at March 31, 1997.

                                                                              Three Months Ended
                                                                           03/31/97       03/31/96
                                                                          ----------     ----------
Selected Operating Data:
   Total Interest Income                                                  $6,033,244     $5,973,291
   Total Interest Expense                                                  3,634,400      3,707,025
                                                                          ----------     ----------
      Net Interest Income                                                  2,398,844      2,266,266

   Provision for Loan Losses                                                  75,000        115,000
   Loss Provision for Foreclosed Real Estate
   Loan Fees and Service Charges                                              35,000              -
   Income (Loss) from Real Estate                                            470,269        396,974
   REO Operations                                                             61,086           (219)
   Other Non-Interest Operating Income                                       120,105        114,951
   Non-Interest Operating Expense                                             67,871         33,264
   Net Gains on Sale of Investments,                                       2,457,028      2,443,793
      Mortgage-Backed Securities, and Loans                                   72,095        337,498
                                                                          ----------     ----------
      Income Before Income Taxes                                             623,242        589,941

Income Tax Expense                                                           238,475        234,405
                                                                          ----------     ----------
      Net Income                                                          $  384,767     $  355,536
                                                                          ==========     ==========
Earnings Per Share                                                             $0.32          $0.30
                                                                          ==========     ==========